                            SCHEDULE 14A INFORMATION


         Proxy Statement Pursuant to Section 14(a) of the Securities
                            Exchange Act of 1934

Filed by the registrant   [X]

Filed by a party other than the registrant    [  ]

Check the appropriate box:

     [ ] Preliminary Proxy Statement
     [ ] Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12


                            BIORELIANCE CORPORATION

--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

         (1)     Title of each class of securities to which transaction applies:

         (2)     Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         (4)     Proposed maximum aggregate value of transaction:

         (5)     Total fee paid:

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)     Amount Previously Paid:

         (2)     Form, Schedule or Registration Statement No.:

         (3)     Filing Party:

         (4)     Date Filed:

                            BIORELIANCE CORPORATION
                              9900 BLACKWELL ROAD
                              ROCKVILLE, MD  20850

                                 APRIL 21, 1998

                             ----------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             ----------------------



To the Stockholders of
    BIORELIANCE CORPORATION:

     The 1998 Annual Meeting of Stockholders of BioReliance Corporation (the "Corporation") will be held at the Waldorf Astoria Hotel, 301 Park Avenue, New York, New York 10022 on Thursday, May 21, 1998, at 10:00 a.m. local time, for the following purposes:

             1.     To elect two directors for a term to expire in 2001;

             2. To ratify the appointment of Price Waterhouse LLP as the independent auditors for the Corporation for the fiscal year ending December 31, 1998;

             3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Holders of Common Stock of the Corporation whose names appear of record on the books of the Corporation at the close of business on April 6, 1998, are entitled to notice of and to vote at the meeting or at any adjournment thereof. A list of such stockholders will be available for inspection by stockholders at the Corporation's principal office for a period of ten days prior to the meeting date.

                                              By Order of the Board of Directors

                                              /s/ SHERRY L. RHODES
                                              Sherry L. Rhodes
                                                Secretary





WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE. A POSTAGE-PAID-RETURN-ADDRESSED
                 ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                            BIORELIANCE CORPORATION
                              9900 BLACKWELL ROAD
                              ROCKVILLE, MD  20850

                             ----------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 21, 1998

                             ----------------------


                              GENERAL INFORMATION

     This Proxy Statement is being furnished to stockholders of BioReliance Corporation, a Delaware corporation (the "Corporation"), in connection with the solicitation by the Board of Directors of the Corporation (the "Board") of proxies for use at the Annual Meeting of Stockholders to be held on May 21, 1998, at the Waldorf Astoria Hotel, 301 Park Avenue, New York, New York 10022 for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders, and at all adjournments thereof (the "Annual Meeting"). This Proxy Statement is first being mailed to the Corporation's stockholders on or about April 21, 1998.

PURPOSES OF THE ANNUAL MEETING

     At the Annual Meeting, holders of record of the Corporation's outstanding shares of common stock, par value $0.01 per share (the "Common Stock"), will be asked to consider and vote upon the following matters:

             (i) To elect two directors for a term to expire in 2001 ("Proposal I");

             (ii) To ratify the appointment of Price Waterhouse LLP ("Price Waterhouse") as the independent auditors for the fiscal year ending December 31, 1998 ("Proposal II"); and

             (iii) To transact such other business as may properly come before the Annual Meeting.

The Board unanimously recommends that stockholders vote FOR each of the proposals described in this Proxy Statement. As of the date of this Proxy Statement, the Board knows of no other business to come before the Annual Meeting.

RECORD DATE; QUORUM; VOTE REQUIRED

     The Board has fixed the close of business on April 6, 1998, as the record date for determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting (the "Record Date"). As of the Record Date, there were 7,766,114 shares of Common Stock outstanding. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock as of the Record Date is necessary to constitute a quorum at the Annual Meeting. Each share of Common Stock outstanding on the Record Date entitles the record holder thereof to one vote on each matter that may properly come before the Annual Meeting. The two nominees for election as directors at the Annual Meeting who receive the greatest number of votes cast for the election of directors at that meeting shall be directors. The affirmative vote of a majority of the shares of Common Stock represented in person or by properly executed proxies is required to ratify the appointment of Price Waterhouse as set forth in Proposal II.

PROXIES

     All shares of Common Stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR approval of the election of the Board's two nominees as directors of the Corporation, FOR the approval of the appointment of the independent auditors and in the discretion of the proxyholder as to any other matter which may properly come before the Annual Meeting. Although the Corporation has no reason to believe that any of the nominees will be unwilling or unable to serve as directors, if any of the nominees is not available for election, properly executed proxies will be voted for the election of such substitute nominees as may be designated by the Board of Directors.

     The presence at the Annual Meeting, in person or by proxy, of the holders of record of a majority of the shares issued and outstanding on the Record Date, and entitled to vote, shall be necessary and sufficient to constitute a quorum for the transaction of business. Abstentions will be counted for purposes of determining the presence or absence of a quorum and the total number of votes cast with respect to a proposal. Shares held of record by a broker or its nominee ("Broker Shares") that are voted on any matter are included in determining the absence or presence of a quorum. Broker shares that are not voted with respect to any matter will not be included in determining the total number of votes cast with respect to such matter. Accordingly, with respect to any matter other than the election of directors (which is determined by a plurality), abstentions will have the effect of a vote "against" the matter and non-votes of Broker Shares will have the effect of reducing the number of affirmative votes required to achieve the majority vote.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Corporation, at or before the Annual Meeting, a written notice of revocation bearing a date later than the proxy, (ii) duly executing a subsequent proxy relating to the same shares of Common Stock and delivering it to the Corporation at or before the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).

     The Corporation will bear the cost of the solicitation. In addition to solicitation by mail, the Corporation will request banks, brokers and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of Common Stock and will reimburse them for their reasonable expenses in so doing. Certain directors, officers and other employees of the Corporation, not specially employed for this purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone, facsimile or other electronic means.

     The Corporation's Annual Report to Stockholders containing the Corporation's financial statements for the fiscal year ended December 31, 1997, is being mailed with this Proxy Statement. The Annual Report does not constitute a part of the proxy soliciting material.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of February 27, 1998, with respect to the beneficial ownership of Common Stock by (i) each person known to the Corporation to be the beneficial owner of more than 5% of its outstanding shares of Common Stock, (ii) each director of the Corporation,
(iii) each executive officer named in the summary compensation table included in the Corporation's annual report on Form 10-K, and (iv) all directors and executive officers of the Corporation as a group.

                                                              No. of       Percent
                                                              -------      -------
 Name and Address (1)                                        Shares(2)     of Class
 --------------------                                        ---------     --------
 Sidney R. Knafel(3)
    126 East 56th St.
    New York, NY 10022 . . . . . . . . . . . . .             2,921,131      37.6%
 The TCW Group, Inc.
    865 South Figueroa St.
    Los Angeles, CA 90017 (4)  . . . . . . . . .               654,500       8.4%
 The Douglas R. Knafel 1978 Trust
    126 East 56th St.
    New York, NY 10022 . . . . . . . . . . . . .               459,974       5.9%
 The Andrew G. Knafel 1978 Trust
    126 East 56th St.
    New York, NY 10022 . . . . . . . . . . . . .               459,974       5.9%
 Capers W. McDonald  . . . . . . . . . . . . . .               261,143       3.4%
 Carl C. Schwan. . . . . . . . . . . . . . . . .                30,036          *
 John E. McEntire, Ph.D  . . . . . . . . . . . .                18,289          *
 Brandon J. Price, Ph.D  . . . . . . . . . . . .                32,987          *
 William J. Gedale . . . . . . . . . . . . . . .                 7,832          *
 Victoria Hamilton . . . . . . . . . . . . . . .                87,110       1.1%
 Gordon J. Louttit . . . . . . . . . . . . . . .                 8,832          *
 Leonard Scherlis, M.D.(5) . . . . . . . . . . .                57,110          *
 Jeffrey M. Ostrove, Ph.D. . . . . . . . . . . .                25,614          *
 All directors and executive officers as a group
 (14 persons)(3)(5)  . . . . . . . . . . . . . .             3,478,332      44.8%

----------

 *  Less than 1%.

  (1) Unless otherwise set forth in the table, the address for the listed beneficial owners and managers is 9900 Blackwell Road, Rockville, MD 20850.

  (2) Pursuant to the rules of the Securities and Exchange Commission, shares of the Corporation's Common Stock which a person has the right to acquire within 60 days of February 27, 1998 pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Accordingly, the totals for the following persons include the following shares represented by options exercisable within 60 days:
          Mr. Knafel, 7,665 shares; Mr. McDonald, 244,377 shares; Dr. McEntire, 17,639 shares; Dr. Price, 151 shares; Mr. Gedale 5,832 shares; Ms. Hamilton, 7,665 shares; Mr. Louttit, 7,832 shares; Dr. Scherlis, 7,665 shares; and all directors and executive officers as a group, 317,577 shares.

   (3) Includes 59,010 shares owned by Mr. Knafel's spouse, 70,000 shares owned by a corporation of which Mr. Knafel is a director and officer and 1,482,047 shares owned by trusts for the benefit of Mr. Knafel's children, as to all of which shares Mr. Knafel disclaims beneficial ownership. Excludes 280,810 shares owned by an adult child of Sidney
          R. Knafel, as to which shares Mr. Knafel also disclaims beneficial ownership.

   (4)    As reported on Schedule 13G dated February 12, 1998.

   (5) Excludes 13,050 shares owned by Dr. Scherlis' children and 1,482,047 shares held by trusts of which a son of Dr. Scherlis is trustee, as to which shares Dr. Leonard Scherlis disclaims beneficial ownership.


                       PROPOSAL I:  ELECTION OF DIRECTORS

ELECTION OF DIRECTORS

         The Board is classified into three classes whose terms are staggered to expire in different years. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting of stockholders for a full three-year term. The terms of two of the present directors are expiring at the Annual Meeting. Directors elected at the Annual Meeting will hold office for a three-year term expiring in 2001 or until their successors are elected and qualified. William J. Gedale and Gordon J. Louttit, whose terms expire at the Annual Meeting, have been nominated to stand for re-election to the board for terms expiring at the annual meeting in 2001. The other four directors will continue in office for the remainder of their terms as indicated below.

         Proxies may not be voted for more than two nominees. The Board knows of no reason why any nominee will be unavailable or unable to serve. If any nominee should for any reason become unavailable for election, the proxy holders will vote for such other nominee as may be proposed by the Board.

         Certain information about the two nominees and other directors continuing in office is set forth below, including any position(s) they hold with the Corporation.

NOMINEES FOR ELECTION AS DIRECTORS FOR TERMS EXPIRING IN 2001

                                                         POSITIONS OR OFFICES            SERVED AS DIRECTOR
                               NAME                      WITH THE CORPORATION            CONTINUOUSLY SINCE                 AGE
                               ----                      --------------------            ------------------                 ---
                 William J. Gedale...................            None                           1991                        55

                 Gordon J. Louttit...................            None                           1980                        50


       William J. Gedale has been a Director of the Corporation since 1991. As of April 1, 1998, Mr. Gedale became President of Sheer Asset Management Inc., an investment advisory company. Prior to April 1, 1998, he served as President and Chief Executive Officer of Mount Everest Advisors LLC, an investment counseling firm. From 1995 to 1996, he was Managing Director with John W. Bristol and Co., an investment counseling firm. From 1989 to 1995, he served as President and Chief Executive Officer of General American Investors Corporation, Inc., a closed-end investment fund. Mr. Gedale is a trustee of Neurosciences Research Foundation, a director of the New York Hospital Departmental Associates, a director of Unilab Corporation, a California-based clinical laboratory company, and a member of the New York Society of Security Analysts. He holds a M.B.A. from New York University and a J.D. from Fordham University.

       Gordon J. Louttit has been a Director of the Corporation since 1980. Since August 1995, he has served as Senior Vice President, General Counsel and Secretary of The Aerospace Corporation, a non-profit organization that provides technical support to government aerospace programs. From 1985 to 1995, he served as Vice President, Assistant General Counsel and Secretary of Whittaker Corporation, an electronic and aerospace manufacturer which is the former parent and stockholder of the Corporation. Mr. Louttit holds a J.D. from UCLA Law School.

DIRECTORS CONTINUING IN OFFICE IN THE CLASS OF 1999

                                                   POSITIONS OR OFFICES            SERVED AS DIRECTOR
                    NAME                           WITH THE CORPORATION            CONTINUOUSLY SINCE                 AGE
                    ----                           --------------------            ------------------                 ---
 Victoria Hamilton...............                          None                           1982                        44

 Leonard Scherlis, M.D...........                          None                           1982                        77


       Victoria Hamilton has been a Director of the Corporation since 1982. Since August 1995, she has served as Executive Vice President and Chief Operating Officer of General American Investors Corporation, Inc., a closed-end investment fund, and has been a director since March 1996. From February 1992 to August 1995, she served as Vice President of General American Investors Corporation, Inc. From 1982 to 1992, Ms. Hamilton was an Associate of SRK Management Corporation, an investment and venture capital firm. She holds an A.B. and M.B.A. from Harvard University.

       Leonard Scherlis, M.D. has been a Director of the Corporation since 1982. Dr. Scherlis, Professor Emeritus of Medicine at the University of Maryland Medical School, served as a research professor in the School's Department of Epidemiology and Preventive Medicine from 1987 to 1998. He also is a member of the boards of the Maryland Medical Research Institute and the Maryland Hospital Association. He received a B.A. and M.D. from The Johns Hopkins University. Dr. Scherlis is the brother-in-law of Mr. Knafel, who serves as Chairman of the Board of the Corporation and is the Corporation's principal stockholder.

DIRECTORS CONTINUING IN OFFICE IN THE CLASS OF 2000

                                                POSITIONS OR OFFICES            SERVED AS DIRECTOR
                   NAME                         WITH THE CORPORATION            CONTINUOUSLY SINCE                  AGE
                   ----                         --------------------            ------------------                  ---
 Sidney R. Knafel.............            Chairman of the Board                        1982                         67

 Capers W. McDonald...........            President and Chief Executive                1992                         46
                                          Officer

       Sidney R. Knafel has served as Chairman of the Board of the Corporation since 1982 and a Director since 1982, and is the Corporation's principal stockholder. He also is the managing partner of SRK Management Corporation, an investment and venture capital concern. Mr. Knafel founded or provided start-up capital to Vision Cable Communications, Inc.; Insight Communications Corporation; Insight Communications Corporation U.K. (the predecessor of NTL Incorporated); and Cellular Communications, Inc. In addition to the Corporation's board, he currently serves as a director of Cellular Communications International, Inc., CoreComm Incorporated, General American Investors Corporation, Inc., IGENE Biotechnology, Inc., NTL Incorporated and other private companies. Mr. Knafel holds an A.B. and M.B.A. from Harvard University. Mr. Knafel is the brother-in-law of Dr. Scherlis, who also serves as a Director of the Corporation.

       Capers W. McDonald joined the Corporation as President and Chief Executive Officer in June 1992 and has been a Director of the Corporation since August 1992. From 1989 to 1992, he served as President of Spectroscopy Imaging Systems Corporation, a joint-venture of Siemens Medical Systems, Inc. and Varian Associates, Inc. in California. Prior to 1989, he held senior management positions with Hewlett-Packard Corporation in the Analytical Products Group and with HP Genenchem. Mr. McDonald is a co-founder and immediate past Chair of the Maryland Bioscience Alliance, a cooperative business association of over 100 bioscience companies throughout the state, and is a member of the Board of Visitors to the University of Maryland Biotechnology Institute. During 1996, he chaired the Bioscience Industry Growth Sector Committee for the Maryland Department of Business and Economic Development and is a Governor-appointed member of their Partnership for Workforce Quality. He received a S.M. in Mechanical Engineering from Massachusetts Institute of Technology and a M.B.A. from Harvard Business School.

VOTE REQUIRED

     The two nominees for election as directors at the Annual Meeting who receive the greatest number of votes cast for the election of directors at that meeting shall be elected directors, assuming there is a quorum present. The aggregate number of votes entitled to be cast by all stockholders present in person or represented by proxy at the meeting, whether those stockholders vote "for," "against," or abstain from voting, will be counted for purposes of determining the number of shares present for purposes of establishing a quorum.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR ELECTION AS DIRECTORS.

BOARD OF DIRECTORS AND COMMITTEES

     The Board held six meetings during the year ended December 31, 1997, and took action by written consent in lieu of a meeting six times during such year. Each of the incumbent directors attended at least 75% of the meetings of the Board, and of the meetings of committees on which they serve, held while they were on the Board and such committees in the year ended December 31, 1997.

     The standing committees of the Board included the Audit Committee and the Compensation Committee during the 1997 fiscal year. The Board has not appointed a nominating committee.

     Mr. Knafel, Mr. Louttit and Ms. Hamilton were members of the Audit Committee for the fiscal year ended December 31, 1997. Mr. Louttit serves as Chairman of the Audit Committee. The functions of the Audit Committee are to review the adequacy of systems and procedures for preparing the financial statements of the Corporation as well as the suitability of internal financial controls, and to review and approve the scope and performance of the independent auditors' work. The Audit Committee met twice during the fiscal year ended December 31, 1997.

     Mr. Gedale and Dr. Scherlis were members of the Compensation Committee for the fiscal year ended December 31, 1997. As of December 1, 1997, Mr. Knafel also became a member of the Compensation Committee. Mr. Gedale serves as Chairman of the Compensation Committee. The function of the Compensation Committee is to administer the Corporation's 1997 Incentive Plan and to review and recommend salary levels for the executive officers of the Corporation. The Compensation Committee met once and took action by written consent in lieu of a meeting twice during the fiscal year ended December 31, 1997.

COMPENSATION OF DIRECTORS AND SCIENTIFIC ADVISORS

  Non-employee directors receive no directors' fees, but are eligible to receive grants of stock options under the 1997 Incentive Plan. Under the 1997 Incentive Plan, current non-employee directors receive automatic grants of options to purchase 1,000 shares of Common Stock at the beginning of each year, and any newly elected non-employee directors will receive options to purchase 2,000 shares of Common Stock. In addition, non-employee directors are reimbursed for travel costs and other out-of-pocket expenses incurred in attending each directors' meeting and committee meeting.

  Each member of the Scientific Advisory Board is paid an annual fee of $2,000, plus a stipend and expenses for each meeting attended. In addition, each member has received options to purchase 2,166 shares of the Common Stock. Members of the Scientific Advisory Board receive automatic grants of options to purchase 1,000 shares upon joining the board, and thereafter on January 1st of each year receive annual automatic grants of options to purchase 500 shares.

         Except for Dr. Scherlis, a director, who is the brother-in-law of Mr. Knafel, the Chairman of the Board, there are no other family relationships among any of the directors and executive officers.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

  The following table presents certain information concerning compensation paid or accrued for services rendered to the Corporation in all capacities during the years ended December 31, 1996 and December 31, 1997, for the chief executive officer and the four other most highly compensated executive officers of the Corporation (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                                       LONG TERM
                                                                        ANNUAL COMPENSATION           COMPENSATION
                                                               -------------------------------------  ------------
                                                                                         OTHER           SHARES
                                                                                         ANNUAL        UNDERLYING       ALL OTHER
 NAME AND PRINCIPAL POSITION                           YEAR   SALARY(1)      BONUS   COMPENSATION(2)     OPTIONS      COMPENSATION
 ---------------------------                           ----   ---------      -----   ---------------     -------      ------------
 Capers W. McDonald............................        1997   269,077        50,000        4,750            ---            ---
  President and Chief Executive Officer                1996   239,434        25,000        4,620            ---            ---

 Carl C. Schwan(3).............................        1997   153,919        19,827        4,642            ---           53,124
  Senior Vice President, Treasurer and                 1996   145,138         9,605        4,593           10,000          ---
  Chief Financial Officer

 John E. McEntire, Ph.D........................        1997   154,347        15,021        4,577            ---            ---
  Senior Vice President, MA BioServices, Inc.          1996   135,280        12,227        1,530           11,666          ---

 Brandon J. Price, Ph.D. (4)...................        1997   144,962        14,273        1,468            1,600          ---
  Vice President, Business Development; and            1996   135,845          ---          ---             1,666          ---
  Chief Operating Officer, MAGENTA
  Corporation

 Jeffrey M. Ostrove, Ph.D (5)..................        1997   127,515        24,721        3,846            ---           17,812
  Vice President, Scientific Development               1996   118,859         9,330        3,809            ---            ---


----------

  (1)     Includes amounts deferred pursuant to the Corporation's 401(k) Plan.

  (2)     Consists of the Corporation's contributions under its 401(k) Plan.

  (3) Mr. Schwan resigned his executive positions with the Corporation effective January 15, 1998. Michael R. N. Thomas succeeded him as Treasurer and Chief Financial Officer. The Corporation and Mr. Schwan entered into a Separation and Release Agreement providing for accelerated vesting of options to purchase 10,122 shares of the Corporation's Common Stock in consideration of his continued assistance to the Corporation through April 15, 1998. Those options vested in three installments from December 31, 1997 through April 15, 1998. The weighted average exercise price for the shares was $2.50 per share. The amounts in the table include the acceleration of vesting for options at various exercise prices to purchase 3,373 shares of the Common Stock of the Corporation, effective December 31, 1997.

  (4) Dr. Price resigned his executive positions with the Corporation effective April 29, 1998.

  (5) Dr. Ostrove resigned his executive position with the Corporation effective January 13, 1998 and was appointed as a member of the Corporation's Scientific Advisory Board. The amounts in the table include the acceleration of vesting for options to purchase 1,000 shares of the Common Stock of the Corporation at an exercise price of $.5625 per share, for which Dr. Ostrove waived certain fees and option grants that he would otherwise have been entitled to as a member of the Corporation's Scientific Advisory Board.

OPTION GRANTS

  The following table sets forth certain information regarding options granted by the Corporation to the Named Executive Officers during 1997.

                      OPTION GRANTS IN LAST FISCAL YEAR

                                                           INDIVIDUAL GRANTS
                                     ------------------------------------------------------------
                                      NUMBER OF       PERCENT OF
                                        SHARES       TOTAL OPTIONS                                   POTENTIAL REALIZABLE VALUE
                                      UNDERLYING      GRANTED TO      EXERCISE                       AT ASSUMED ANNUAL RATES OF
                                       OPTIONS       EMPLOYEES IN      PRICE                        STOCK PRICE APPRECIATION FOR
                                     GRANTED (#)      FISCAL YEAR    ($/SHARE)   EXPIRATION DATE            OPTION TERM
                                     -----------      -----------    ---------   ---------------    ----------------------------
 NAME                                                                                                    5% ($)         10% ($)
 ----                                                                                               -------------    -----------
 Capers W. McDonald . . . . . .          ---              ---           ---             ---               ---             ---
 Carl C. Schwan  . .  . . . . .          ---              ---           ---             ---               ---             ---
 John E. McEntire, Ph.D . . . .          ---              ---           ---             ---               ---             ---
 Brandon J. Price, Ph.D . . . .         1,600            4.6%          21.25         9/24/2004           13,841         32,256
 Jeffrey M. Ostrove, Ph.D . . .          ---              ---           ---             ---               ---             ---

OPTION EXERCISES

  The following table provides information with respect to options exercised by the Named Executive Officers during 1997 and the number and value of unexercised options held by the Named Executive Officers as of December 31, 1997.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

                                                                           NUMBER OF SHARES
                                                                        UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                          OPTIONS AT FISCAL            IN-THE-MONEY OPTIONS
                                                                             YEAR-END (#)           AT FISCAL YEAR-END ($)(1)
                                 SHARES ACQUIRED         VALUE       ---------------------------    -------------------------
 NAME                            ON EXERCISE (#)    REALIZED ($)(1)  EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
 ----                            ---------------    ---------------  -----------   -------------   -----------   -------------
 Capers W. McDonald . . . . .          ---                ---           220,638        48,693       4,747,567      1,048,299
 Carl C. Schwan . . . . . . .          ---                ---            24,582         6,750         519,014        138,374
 John E. McEntire,  Ph.D  . .          ---                ---            15,194        16,472         310,506        330,318
 Brandon J. Price,  Ph.D  . .          4,900             106,100         29,772         3,260         638,099         62,193
 Jeffrey M. Ostrove,  Ph.D  .         24,285             412,422          1,402         2,181          31,430         48,754

----------

  (1) For the purposes of this calculation, value is based upon the difference between the exercise price and $23.00 per share, the closing price of the Common Stock on December 31, 1997, as reported by the Nasdaq National Market System.

-----------------

401(k) PLAN

The Corporation maintains a retirement plan (the "401(k) Plan") intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code (the "Code"). The 401(k) Plan is a defined contribution plan that covers employees of the Corporation at least 21 years of age, who have been employed by the Corporation for at least 90 days. Employees may contribute up to 15% of their annual wages (subject to an annual limit prescribed by the Code) as pretax, salary-deferred contributions. The Corporation may, in its discretion, match employee contributions up to a maximum of 6% of annual wages. The Corporation's contribution to the 401(k) Plan for the year ended December 31, 1997 was $286,000.

COMPENSATION COMMITTEE REPORT

               The Compensation Committee of the Board of Directors (the "Committee") reviews executive compensation and makes recommendations to the Board. In addition, it administers the Corporation's 1997 Incentive Plan and other stock option plans. Prior to the completion of the Corporation's initial public offering, the Board of Directors determined the compensation for the Chief Executive Officer, Mr. McDonald, and Mr. McDonald determined the compensation for other executive officers in consultation with the Board of Directors. This former procedure had been in effect at the beginning of 1997, prior to the Corporation's initial public offering. In the future, recommendations on compensation for the Corporation's executive officers will be presented by the Committee to the Board of Directors. Each member of the Committee is a non-employee director. It is the responsibility of the Committee to determine whether, in its judgment, the executive compensation salaries are reasonable, appropriately meet their stated objectives, and effectively serve the best interests of the Corporation and its stockholders.

          EXECUTIVE COMPENSATION POLICY

               The Committee believes that the primary objectives of the Corporation's executive compensation policy should be:

                   - to attract and retain talented executives critical to both the short-term and long-term success of the Corporation by providing compensation that is competitive with compensation provided to executives of comparable positions at contract research organizations ("CROs") and related service industries, while maintaining compensation levels that are consistent with the Corporation's financial objectives and operating performance;

                   - to reinforce strategic financial and operating performance objectives through the use of appropriate annual incentive programs; and

                   - to create mutuality of interest between executive officers and stockholders by providing long-term incentive compensation.

               The Committee believes that the Corporation's executive compensation policy should be reviewed annually in relation to the Corporation's financial performance, annual budgeted financial goals and its position in the CRO industry. The compensation of individuals should then be reviewed annually by the Committee in light of its executive compensation policy for that year.

               In addition to corporate performance, in the Committee's view, it is appropriate to consider the level of experience and responsibilities of each executive as well as the personal contributions a particular individual may make to the success of the Corporation in setting and reviewing executive compensation. Factors such as leadership skills, analytical skills and organizational development are deemed to be important qualitative factors to take into account in considering levels of compensation. No relative weight is assigned to these qualitative factors, which will be applied subjectively by the Committee.

          COMPENSATION OF EXECUTIVE OFFICERS

               The Committee believes that the compensation of executive officers should be comprised of base compensation, annual incentive compensation, and long-term incentive compensation. The Board (as predecessor to the Committee) applied this policy to fiscal 1997 compensation for Mr. McDonald as described below, and Mr. McDonald has applied this policy to fiscal 1997 compensation for executive officers in consultation with the Board.

               Base Compensation. The approach to base compensation for executive officers of the Corporation is to offer competitive salaries in comparison to local market, CRO industry, and other related service industry practices. In determining whether an increase in base compensation for the executive officers was appropriate for fiscal 1997, Mr. McDonald considered the salary ranges of industry competitors, each executive's experience in business generally and with the Corporation specifically, and each executive's contributions to the Corporation. The average base salaries for those executive officers named in the Summary Compensation Table, other than Mr. McDonald, increased 6% in 1997, with specific increases ranging from 4% to 8%. Mr. McDonald's increase in base salary is described below under "Compensation of Chief Executive Officer."

               Annual Incentive Programs. The Committee believes that incentive compensation for the executive officers of the Corporation should be primarily linked to operating performance. To achieve this goal, the Corporation relies on cash bonuses. Cash bonuses are awarded to executive officers of the Corporation based primarily upon individual bonus objectives, which are generally tied to the actual performance of the Corporation during the fiscal year compared to the earnings targets approved by the Board of Directors through the annual plan and budget and subsequent projections.

               Long-Term Incentive Compensation. The 1997 Incentive Plan is the primary vehicle for long-term compensation incentives for the Corporation's executive officers. This plan provides for incentive and non-qualified stock options, stock appreciation rights, dividend equivalent rights, performance awards and restricted stock awards. To date there have been no awards other than stock options granted under the 1997 Incentive Plan to the executive officers of the Corporation. Stock options are granted to executive officers based primarily upon the financial performance of the Corporation as compared to budgeted and projected earnings, as well as the performance of the individual executive officer.

          COMPENSATION OF CHIEF EXECUTIVE OFFICER

               The Committee believes that the compensation of the Chief Executive Officer is consistent with the above policies concerning executive compensation and appropriately reflects the Corporation's financial objectives and operating performance. Awards of long-term incentive compensation of the Chief Executive Officer are considered concurrently with awards to other executive officers.

               In reviewing and approving Mr. McDonald's fiscal 1997 compensation package, the Board took into account the 25% increase in 1996 net revenues, income from operations of $3.2 million in 1996 versus income from operations of $1.4 million in 1995 and diluted earnings per share of $0.26 in 1996 versus $0.11 in 1997. Mr. McDonald's 1997 compensation package was subject to the same specific qualitative performance criteria as other executive officers of the Corporation. Mr. McDonald received a $29,643 base compensation increase to $269,077 in 1997 from $239,434 in 1996, which the Board determined on a subjective basis to be appropriate, considering market and competitive compensation levels and the Corporation's continued improvement in financial performance.

          DEDUCTIBILITY OF EXECUTIVE COMPENSATION

               Under Section 162(m) of the Internal Revenue Code, a public company may not deduct more than $1 million in compensation paid to one of its senior executive officers, unless the excess amount is performance-based compensation satisfying certain rules. The Corporation's stock option plans are designed to qualify under the performance-based compensation requirements of this provision. Due to current salary levels and anticipated bonus targets, the Committee believes that it is unlikely that application of Section 162(m) will prevent the Corporation from claiming a deduction for the amount of compensation paid to senior executive officers.

                                  COMPENSATION COMMITTEE

                                  WILLIAM J. GEDALE (Chairman)
                                  SIDNEY R. KNAFEL
                                  LEONARD SCHERLIS, M.D.



                         STOCK PRICE PERFORMANCE GRAPH

     The line graph below compares yearly percentage change in the cumulative total stockholder return on the Corporation's Common Stock against the cumulative total return on the Nasdaq Composite Index and a composite index based on a group of ten publicly-traded contract research organizations (the "Peer Group Index") for the period commencing on July 28, 1997, the date of the Corporation's initial public offering, and ending December 31, 1997.

     The Peer Group Index is comprised of Applied Analytical Industries; Chesapeake Biological Laboratories, Inc.; Clintrials Reasearch, Inc.; Collaborative Clinical Research, Inc.; Genzyme Transgenics Corp.; IBAH, Inc.; Parexel International Corp.; Pharmaceutical Product Development, Inc.; Premier Research Worldwide, Ltd.; and Qiagen NV. The comparison of total return on investment (change in year end stock price plus reinvested dividends) for the applicable period assumes that $100 was invested on July 28, 1997, in each of BioReliance Corporation (at the initial public offering price), the Nasdaq Composite Index and the Peer Group Index.

                           BIORELIANCE CORPORATION
                     Total Cumulative Shareholder Return
                   July 29, 1997 through December 31, 1997


                                   [CHART]



                                                CUMULATIVE TOTAL RETURN
                                                -----------------------
                                                 7/29/97       12/31/97
                                                 -------       --------
          BIORELIANCE CORPORATION      BREL       100.00        124.32
          NASDAQ COMPOSITE INDEX                  100.00         83.22
          PEER GROUP                              100.00        100.60

                CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS

  In connection with its acquisition of BIOMEVA GmbH in July 1996, Sidney R. Knafel, an officer, director and principal stockholder of the Corporation, loaned the Corporation $1,900,000. The promissory note evidencing this loan bore an interest rate of either (i) prime plus 1.25% per annum or (ii) the daily LIBOR plus 3.5% per annum, at Mr. Knafel's option. The promissory note was repaid on March 28, 1997.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the Corporation's directors and executive officers and holders of more than ten percent of a registered class of the Corporation's equity securities ("Section 16 Reporting Persons") to file reports of ownership and changes in ownership of Forms 3, 4 and 5 with the Securities and Exchange Commission.
Section 16 Reporting Persons are required by the SEC regulation to furnish the Corporation with copies of all Forms 3, 4 and 5 that they file.

     Based on the Corporation's review of the copies of such forms it has received and based on written representations from certain reporting persons that no other reports were required, the Corporation believes that, except as noted below, all Section 16 Reporting Persons complied with all filing requirements applicable to them with respect to transactions during fiscal 1997. Brandon J. Price, an officer of the Corporation, filed an Annual Statement of Changes in Beneficial Ownership on Form 5 in March 1998 with respect to a grant of incentive stock options in September 1997.


                             STOCKHOLDER PROPOSALS

     If a stockholder wishes to have a proposal considered for inclusion in the Corporation's proxy solicitation materials in connection with the 1999 Annual Meeting of Stockholders, the proposal must comply with the Securities and Exchange Commission's proxy rules, be stated in writing, and be received on or before January 21, 1999, by the Corporation at its principal executive offices at 9900 Blackwell Road, Rockville, MD 20850, Attention: Sherry L. Rhodes, Secretary. All such proposals should be sent by certified mail, return receipt requested.

     Excluding stockholder proposals filed in accordance with the proxy rules, a stockholder is required to comply with the Corporation's Bylaws with respect to any proposal to be presented for action at an annual meeting of stockholders. The Corporation's Bylaws require notice of each proposal to be
(i) written, (ii) delivered to, the principal executive offices of the Corporation not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting, and (iii) accompanied by
(A) a brief description of the proposal and the reasons therefor, (B) the name and address of the stockholder making the proposal and any other stockholders known by such stockholder to support such proposal, (C) the class and number of shares of Corporation capital stock beneficially owned by all such stockholders, and (D) any material interest of such stockholder in the proposal. If a stockholder wishes to nominate a candidate for election as director, the notice must include (A) the name and address of the stockholder and each person whom the stockholder proposes to nominate as a director and (B) all other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission as then in effect (including the consent of each nominee to serve as a director of the Corporation if so elected). The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure. If the annual meeting is more than 30 days before or more than 60 days after the anniversary of the preceding year's annual meeting, such information must be delivered to the Corporation not less than 60 days nor more than 90 days prior to the annual meeting or no more than 10 days after the public announcement of such meeting is first made by the Corporation. Nothing in the Bylaws requires the Corporation to include in its proxy statement and proxy for any annual meeting of stockholders any stockholder proposal which the Corporation is permitted to exclude pursuant to the rules of the Securities and Exchange Commission at the time such proposal is received.

     The preceding two paragraphs are intended to summarize the applicable Bylaws of the Corporation. These summaries are qualified in their entirety by reference to those Bylaws.

                   PROPOSAL II:  RATIFICATION OF APPOINTMENT
                                 OF INDEPENDENT AUDITORS

     The Board of Directors has selected Price Waterhouse to serve as the Corporation's independent auditors for the current year. A proposal to ratify the appointment of Price Waterhouse will be presented at the Annual Meeting. A representative of Price Waterhouse will be present at the Annual Meeting and will have the opportunity to make a statement and respond to any questions that might arise. The affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote at the Annual Meeting is necessary to ratify the appointment of Price Waterhouse . The Board of Directors recommends a vote FOR the ratification of the appointment of Price Waterhouse as the Corporation's independent auditors.


                                 MISCELLANEOUS

     The Corporation will bear the cost of solicitation of proxies, including expenses in connection with the preparation and mailing of this Proxy Statement. The Corporation will reimburse banks, brokers and nominees their reasonable expenses for sending proxy material to the beneficial owners of the Common Stock. In addition to solicitation by mail, proxies may be solicited in person or by telephone or telegram by officers or regular employees of the Corporation.

     The person giving a proxy has the power to revoke it at any time before it is exercised. All shares represented by proxies received in time to be counted at the Annual Meeting will be voted.

     Management knows of no business to be brought before the Annual Meeting of Stockholders other than as set out above. If other matters properly come before the meeting, it is the intention of the persons named in the solicited proxy to vote such proxy thereon in accordance with their judgment.

     Even though you plan to attend the meeting in person, please sign, date and return the enclosed proxy promptly. If you attend the meeting, the proxy will be voided at your request and you can vote in person. A postage-paid return-addressed envelope is enclosed for your convenience. Your cooperation in giving this your immediate attention will be appreciated.

                                By Order of the Board of Directors

                                /s/ SHERRY L. RHODES
                                Sherry L. Rhodes, Secretary

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                            BIORELIANCE CORPORATION

                                  MAY 21, 1998

             \/ PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED \/

A [ X ] PLEASE MARK YOUR
        VOTES AS IN THIS
        EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING:

                   FOR  WITHHELD                                                                                FOR AGAINST ABSTAIN
1. Election of two [  ]   [ ]    NOMINEES:  William J. Gedale  2. To ratify the appointment of Price Waterhouse [ ]   [ ]     [ ]
   Class I                                  Gordon J. Louttit     LLP as independent auditors for the fiscal year
   Directors to                                                   ending December 31, 1998.
   serve a two-year term expiring in 2001.

For all nominees except as noted below.                        3. To transact such other business as may properly come before the meeting.

-------------------------------------------                    PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN PROMPTLY IN THE
                                                               ENCLOSED ENVELOPE.

Signature                                Date:
         ----------------------------         --------------------

Signature                                Date:
         ----------------------------         --------------------

NOTE: Please date and sign exactly as your name appears herein. Corporate or partnership proxies should be signed in full corporate or partnership name by an authorized person. Persons signing in a fiduciary capacity should indicate their full title in such capacity.

                            BIORELIANCE CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

           The undersigned hereby appoints Sherry L. Rhodes and Michael R.N. Thomas, and each of them, his or her true and lawful agents and proxies, with full power of substitution, to vote all of the shares of Common Stock, par value $.01, of BioReliance Corporation, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on May 21, 1998, at 10:00 A.M., local time, to be held at the Waldorf Astoria Hotel, 301 Park Avenue, New York, New York 10022, and at an adjournment thereof, on all matters coming before the meeting.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)